FOR IMMEDIATE RELEASE         FOR FURTHER INFORMATION:

Reid French
256-730-2602
rfrench@ingr.com

Intergraph to Receive $225 Million in Patent Settlement

Settlement Resolves OEM Claims Against Dell and Outstanding Intel PIC Patent Dispute

          Huntsville, Alabama, March 30, 2004 – Intergraph Corporation < NASDAQ: INGR> announced today that the Company has resolved its patent infringement claims against Dell Inc. with regard to its Clipper patents.  In addition, the settlement resolves Intergraph's dispute with Intel Corporation regarding the Company's Parallel Instruction Computing (PIC) patents.  Under the settlement agreement, Intel will pay Intergraph $125 million on April 5, 2004.  Four subsequent $25 million cash payments will be made on July 5 and October 5, 2004 as well as January 5 and April 5, 2005.  Intergraph estimates its total intellectual property income for the first quarter of 2004, net of all fees and expenses, will be approximately $203 million.

          Commenting on the settlement, Intergraph CEO & President Halsey Wise said, "Today's settlement demonstrates the effectiveness of our intellectual property enforcement and litigation actions to date.  We believe this settlement and the related licensing agreements are in the best interests of our shareholders and will allow us to focus on our remaining intellectual property enforcement efforts."

          On December 16, 2002, Intergraph filed suit against Dell Inc., Gateway Inc., and Hewlett-Packard Co. ("HP") (including the former Compaq Computer Corporation) in the U.S. District Court for the Eastern District of Texas.  In this action, often referred to as the "OEM case," Intergraph claims that products from the aforementioned computer vendors infringe upon three Intergraph Clipper system patents.  These patents relate to computer system memory management technology.

          As part of the settlement, Intergraph will grant Dell a license to the Company's portfolio of patented technologies and will move to dismiss Dell from the OEM case.  Intergraph will continue to pursue the OEM case against HP and Gateway, which is set for trial on August 2, 2004.

          The settlement also resolves Intergraph's litigation with Intel with respect to the PIC patent dispute and the OEM case.  Intel became a party to the OEM case on June 21, 2003 when Dell filed a counterclaim against Intel, alleging that Intel was an indispensable party to the OEM case as a result of its April 2002 Settlement Agreement with Intergraph. As part of the settlement, Intel will receive a license to Intergraph's patented PIC technology.   In addition, the settlement includes a covenant by Intergraph not to sue any Intel customer for products that include the combination of an Intel microprocessor, an Intel chipset and an Intel motherboard.  Intel and Intergraph will also dismiss all related claims and suits against each other.

          Intergraph has been, and continues to be, represented by the law firm of Robins, Kaplan, Miller & Ciresi L.L.P. in the OEM case and by Townsend & Townsend & Crew L.L.P. in the PIC case.

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About Intergraph

Intergraph Corporation is a pioneer of computer graphics software and services in the commercial and government sectors. Founded in 1969, we have delivered numerous innovations in interactive graphics solutions. Today, we help our customers organize complex data into understandable visual representations, enabling them to make better and faster operational decisions. They create intelligent maps, manage assets and infrastructure, build and operate plants and ships, and dispatch emergency services to those in need.

Headquartered in Huntsville, Alabama, Intergraph employs more than 3,000 professionals and has operations in more than 60 countries. The Company's intellectual property division manages Intergraph's portfolio of intellectual property, including patents, copyrights, and trademarks. The Company has more than $500 million in revenue and trades on the NASDAQ market under the symbol INGR.

Intergraph and the Intergraph logo are registered trademarks of Intergraph Corporation. Other brands and product names are trademarks of their respective owners.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements (all statements other than those made solely with respect to historical fact) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and the Company's liquidity, financial condition, results of operations, and prospects (including those relating to the Company's patent litigation and enforcement program) are subject to known and unknown risks and uncertainties (some of which are beyond the Company's control) that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, potential adverse outcomes in our efforts to protect our intellectual property (including with respect to the Company's claims against certain original equipment manufacturers, such as Gateway Inc. and Hewlett-Packard Co., and other ongoing and potential litigation and patent enforcement efforts), the ability, timing and cost (including the calculation of success and other fees) to enforce and protect the Company's intellectual property rights, material changes with respect to our business, worldwide political and economic conditions and changes, risks associated with doing business internationally (including foreign currency fluctuations), the ability to attract or retain key personnel, increased competition, rapid technological change, unanticipated changes in customer requirements, the ability to access the technology necessary to compete in the markets served and other risks detailed in our press releases and filings with the Securities and Exchange Commission.